Exhibit 2.6
State of Delaware Secretary of State Division or Corporations Delivered 12:00 PM 10/21/2008 FILED 0.2:00 PM 10/21/2008 SRV 081(155418 — 4258901 FILE STATE OF DELAWARE CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION Pursuant to Title 8. Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger: FIRST: The name of the surviving corporation is ___SM&A _ ..._.___......................... , a Delaware corporation, and the name of the corporation being merged into this &nb sp; surviving corporation is PFRFORMANCE MANAGEMENT ASSOCIATES ................. _,a_.CALIFORNIA corporation, SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the Genera! Corporation Law of the State of Delaware. THIRD: The name of the surviving corporation is ^I&A , a Delaware corporation. FOURTH; The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments arc affected please set forth) FIFTH: The authorized stock and par value of the non-Delaware corporation is 10,000 shares at No Par Value ....................................... . SIXTH: The merger is to become effective on _Ju1y 1, 2008 (for accounting purposes} SEVENTH: The Agreement of Merger is on file at SHAA, 4695 Mac ArthurCourt 8th Flr, Newport Beach, CA 92660 an office of the surviving corporation. EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving, corporation on request, without cost, to any stockholder of the constituent corporations. IN WITNESS WHEREOF, said surviving corporation has caused this certificate to he signed by an authorized officer, the .. 21 day of October .. ,A.D, 2008 • Authorized Officer Name: Inma Eggert Print or Type Title: Assistant Cor porate Secretary